Exhibit 99.2

IPG Photonics Announces CEO Transition
Eugene A. Scherbakov, COO, to become CEO
Valentin P. Gapontsev, CEO, to transition to Executive Chairman of the Board and remain active
OXFORD, Mass. – May 4, 2021 - IPG Photonics Corporation (NASDAQ: IPGP) today announced a management change, which is effective immediately.
Eugene A. Scherbakov Ph.D., currently Chief Operating Officer, Managing Director of IPG Laser GmbH, Senior Vice President, Europe and Director, succeeds Valentin P. Gapontsev, Ph.D., as IPG Photonics’ Chief Executive Officer. Dr. Valentin Gapontsev, founder of the Company and current CEO and Chairman of the Board, becomes Executive Chairman and continues his involvement in directing research and development and strategy.
“Dr. Scherbakov’s technological knowledge as well as extensive understanding of the Company's operations, sales and customers contributed significantly to IPG’s success since he joined us in 1995,” said Dr. Valentin Gapontsev. “Dr. Scherbakov’s leadership at our German operations and expertise resulted in operational excellence and lower production costs for our vertical integration model, making fiber laser technology more cost competitive with traditional materials processing technologies, while preserving IPG’s strong profitability and industry-leading margins.” Dr. Gapontsev continued, “The technology and product opportunities for IPG are enormous and I look forward to spending more time on our technical strategy. It's an exciting evolution for me and a very good transition for the Company.”
“I feel extremely privileged to become the next CEO of this great company,” said Dr. Scherbakov. “I look forward to continuing the strategy of Dr. Gapontsev and building on the strong foundation he set in place. We are lucky that he will continue as Executive Chairman.”
“It is hard to overstate Dr. Gapontsev’s contribution to fiber lasers and IPG, as an inventor, entrepreneur and visionary,” said John Peeler, Lead Independent Director. “This implements the succession plan discussed by the IPG Board for some time. Dr. Scherbakov is uniquely qualified for his new role.”
Dr. Scherbakov has served as Managing Director of IPG Laser GmbH, IPG’s German subsidiary, since August 2000, Senior Vice President-Europe since February 2013 and Chief Operating Officer since February 2017. He has been a member of its Board of Directors since 2000.
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com